[RPS Energy Letterhead]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name RPS Energy and of references to RPS Energy and to the inclusion of and references to our report, or information contained therein, dated February 13, 2007, prepared for FX Energy in the FX Energy, Inc. annual report on Form 10-K for the year ended 31st December 2006, and the incorporation by reference to the report prepared by RPS Energy into FX Energy, Inc.’s previously filed registration statements listed below.

Form	SEC File No.	Effective Date

S-3	333-80489	June 30, 1999
S-3	333-104792	October 27, 2003
S-3	333-110345	November 18, 2003
S-3	333-112058	February 11, 2004
S-8	333-112717	February 11, 2004

RPS Energy

/s/ Francis Boundy

Francis Boundy

Director

8 March 2007